Exhibit 99.1

Echo Therapeutics Announces $20 Million Financing with Platinum-Montaur Life Sciences

Commitment provides resources to move Symphony® tCGM System toward regulatory clearance

Philadelphia, PA – August 9, 2012 – Echo Therapeutics, Inc. (Nasdaq: ECTE), a company developing its needle-free Symphony® tCGM System as a non-invasive, wireless, transdermal continuous glucose monitoring system and its Prelude® SkinPrep System for transdermal drug delivery, today announced that Platinum-Montaur Life Sciences, LLC (Montaur) will provide Echo a credit facility of up to $20 million. The company believes that this transaction will provide Echo with the capital resources needed to implement Echo’s plans to commercialize Symphony.

The commitment letter provides that Echo will be able to borrow up to $5 million initially, at 10% interest per annum.  Upon attaining certain key regulatory and clinical study objectives, the credit facility will increase in $3 million increments, with a maximum increase of $15 million. On closing, Echo will issue Montaur 4 million warrants with a term of five years and an exercise price of $2 per share.  Additionally, Echo will issue 1 million five year warrants per $1 million borrowed, with an exercise price ranging from $2 to $4 per share, depending on the market price of Echo’s common stock at the time of the applicable draw.   The loan matures five years from the date of closing.

“We are pleased that this new facility allows us to balance our capital structure while attempting to minimize dilution to our shareholders.  We believe the increased liquidity and financial flexibility provided by this financial commitment will enhance our ability to aggressively move Symphony toward regulatory clearance in both Europe and the United States,” said Patrick T. Mooney, M.D., Chairman and CEO of Echo Therapeutics.  “Montaur has proven to be a trusted source for our financing needs, and has demonstrated continued confidence in Echo with their on-going participation in funding our growth.”

About Echo Therapeutics

Echo Therapeutics is developing the Symphony tCGM System as a non-invasive, wireless, transdermal continuous glucose monitoring system for patients with diabetes and for use in hospital critical care units.  Echo is also developing its needle-free Prelude SkinPrep System as a platform technology for enhanced skin permeation for delivery of topical pharmaceuticals.

Cautionary Statement Regarding Forward Looking Statements

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to regulatory approvals and the success of Echo's ongoing studies, including the safety and efficacy of Echo's Symphony tCGM and Prelude SkinPrep Systems, the failure of future development and preliminary marketing efforts related to Echo's Symphony tCGM and Prelude SkinPrep Systems, Echo’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Echo's and its partners’ ability to develop, market and sell diagnostic and transdermal drug delivery products based on its skin permeation platform technologies, including the Symphony tCGM and Prelude SkinPrep Systems, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to its Symphony tCGM and Prelude SkinPrep Systems. These and other risks and uncertainties are identified and described in more detail in Echo's filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2011, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Echo undertakes no obligation to publicly update or revise any forward-looking statements.

For More Information:
Christine H. Olimpio
Director, Investor Relations and Corporate Communications
(215) 717-4104
colimpio@echotx.com

Connect With Us:
- Visit our website at www.echotx.com
- Follow us on Twitter at www.twitter.com/echotx
- Join us on Facebook at www.facebook.com/echotx

###